Free Writing Prospectus	Filed Pursuant to Rule 433(d) Registration Statement No. 333-182490

TERM SHEET

Dated February 14, 2017

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	2.250% Guaranteed Bonds Due February 24, 2020 (the “Fixed Rate Securities”) and Floating Rate Guaranteed Bonds Due February 24, 2020 (the “Floating Rate Securities”)

Expected Ratings:	Moody’s: A1/stable outlook; S&P: A+/stable outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	Fixed Rate Securities: U.S.$1,500,000,000
Floating Rate Securities: U.S.$500,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	February 14, 2017

Settlement Date:	February 24, 2017

Maturity Date:	Fixed Rate Securities: February 24, 2020
Floating Rate Securities: February 24, 2020

Coupon:	Fixed Rate Securities: 2.250% (Semi-annual, 30/360)
Floating Rate Securities: Three-Month U.S. Dollar London interbank offered rate (LIBOR) plus 0.57% (Quarterly, Actual/360)

Interest Payment Dates:	Fixed Rate Securities: February 24 and August 24 of each year, subject to the Business Day Convention, commencing August 24, 2017 and ending February 24, 2020
Floating Rate Securities: February 24, May 24, August 24 and November 24 of each year, subject to the Business Day Convention, commencing May 24, 2017 and ending February 24, 2020.

Business Day:	Any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Business Day Convention:	Fixed Rate Securities: Following Business Day Convention, unadjusted

Floating Rate Securities: Modified Following Business Day Convention, adjusted, for Interest Payment Date (other than Maturity Date), and Following Business Day Convention, unadjusted, for Maturity Date

Calculation Agent:	Fixed Rate Securities: Not Applicable

Floating Rate Securities: The Bank of Tokyo-Mitsubishi, UFJ, Ltd., London Branch, also acting through MUFG Union Bank, N.A.

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	Fixed Rate Securities: 99.726%, plus accrued interest, if any, from February 24, 2017
Floating Rate Securities: 100%, plus accrued interest, if any, from February 24, 2017

Underwriting Discount:	Fixed Rate Securities: 0.1%
Floating Rate Securities: 0.1%

Proceeds, before Expenses, to JBIC:	Fixed Rate Securities: 99.626%, plus accrued interest, if any, from February 24, 2017
Floating Rate Securities: 99.9%, plus accrued interest, if any, from February 24, 2017

Benchmark U.S. Treasury:	Fixed Rate Securities: 1.375% due February 15, 2020

Benchmark Yield:	Fixed Rate Securities: 1.538%

Spread:	Fixed Rate Securities: 80.7 bps

Yield to Investors:	Fixed Rate Securities: 2.345%

Joint Lead Managers:	Barclays Bank PLC
Citigroup Global Markets Inc.
Daiwa Capital Markets Europe Limited
J.P. Morgan Securities plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	Fixed Rate Securities: XS1565356307
Floating Rate Securities: XS1565347900

International Global Bond Common Code:	Fixed Rate Securities: 156535630 Floating Rate Securities: 156534790

DTC Global Bond ISIN:	Fixed Rate Securities: US471048BA53
Floating Rate Securities: US471048BB37

DTC Global Bond Common Code:	Fixed Rate Securities: 156706574
Floating Rate Securities: 156706981

DTC Global Bond CUSIP:	Fixed Rate Securities: 471048 BA5
Floating Rate Securities: 471048 BB3

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the financing operations of JBIC

Governing Law:	The State of New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312517039253/d311040d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free from the United States at 1-888-603-5847, Citigroup Global Markets Inc. toll-free from the United States at 1-800-831-9146, Daiwa Capital Markets Europe Limited at +44-20-7597-8000, or J.P. Morgan Securities plc toll-free from the United States at 1-866-430-0686.